Filed Pursuant to Rule 424(b)(5)
Registration No. 333-198523

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated September 3, 2014)

WPX Energy, Inc.

$500,000,000

    % Senior Notes due 2024

We are offering $500,000,000 aggregate principal amount of our     % Senior Notes due 2024 (the “notes”). The notes will mature on                     , 2024. Interest will accrue from                     , 2014, and will be payable on            and            of each year, beginning                     , 2015.

We may, at our option, at any time prior to                    , 2024 (which is the date that is three months prior to the maturity date of the notes), redeem the notes in whole or in part at a specified “make-whole” premium as described under the caption “Description of Notes—Optional Redemption.” If we experience specific kinds of changes of control accompanied by a specified ratings decline, we must offer to purchase the notes at prices set forth in this prospectus supplement plus accrued and unpaid interest, as described under the caption “Description of Notes—Change of Control.” We also have the option at any time on or after                    , 2024 (which is the date that is three months prior to the maturity date of the notes) to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date. See “Description of Notes—Optional Redemption.”

The notes will be our unsecured senior obligations and will rank equally with all of our other existing and future unsecured senior indebtedness. The notes will be effectively subordinated to all of our future secured indebtedness to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The notes will rank senior to all of our future subordinated indebtedness.

You should read this prospectus supplement and the accompanying base prospectus carefully before you invest in our notes. Investing in our notes involves risks. See “Risk Factors” beginning on page S-13 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Public offering price(1)		Underwriting discounts and commissions		Proceeds, before expenses, to us(1)
Per note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from September , 2014.

The notes will not be listed on any securities exchange or automated quotation system.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about September    , 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Wells Fargo Securities	Citigroup	RBS
Barclays	BofA Merrill Lynch	J.P. Morgan

Joint Lead Managers

Credit Agricole CIB	Scotiabank	RBC Capital Markets

Co-Managers

BBVA	BOSC, Inc.	Credit Suisse	MUFG
Mizuho Securities	SMBC Nikko		US Bancorp

The date of this prospectus supplement is September     , 2014.

In making your investment decision, you should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus or to which this prospectus supplement refers or that is contained in any free writing prospectus relating to the notes. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

We and the underwriters are offering to sell the notes only in places where offers and sales are permitted.

Prospectus Supplement

Prospectus

S-i

INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus supplement and the accompanying base prospectus. As allowed by the SEC rules, this prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as the accompanying base prospectus, any documents incorporated by reference herein or therein and any applicable free writing prospectus. Statements contained in this prospectus supplement and the accompanying base prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the related matters.

You should rely only on the information provided in this prospectus supplement, the accompanying base prospectus, together with any information incorporated by reference, and any free writing prospectus. We have not authorized any person to provide you with any additional or different information. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell our securities in any jurisdiction where an offer or sale is not permitted.

You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference” below. Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. The information in this prospectus supplement, the accompanying base prospectus or any document incorporated by reference herein or therein by reference is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus supplement, nor any accompanying base prospectus, nor any sale made under this prospectus supplement and any accompanying base prospectus will, under any circumstances, imply that the information in this prospectus supplement or any accompanying base prospectus is correct as of any date after this prospectus supplement or any accompanying base prospectus. Any information in such subsequent filings that is inconsistent with this prospectus supplement or any accompanying base prospectus (or any document previously incorporated by reference herein or therein) will supersede the information in the accompanying base prospectus or any earlier prospectus supplement (or such document previously incorporated by reference herein or therein).

In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, “WPX,” “we,” “our,” “the Company” and “us” refer to WPX Energy, Inc., a Delaware corporation, and (unless the context otherwise requires) all of its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein and in the accompanying base prospectus include forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.

All statements, other than statements of historical facts, included in this prospectus supplement that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.

S-ii

Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved natural gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Acquisitions or divestitures;

•	Seasonality of our business; and

•	Natural gas, natural gas liquids (“NGL”) and crude oil prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this prospectus supplement, the accompanying base prospectus or the documents incorporated by reference herein or therein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas and oil reserves), market demand, volatility of prices and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign exchange and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities, litigation and rate proceedings;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers;

•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	Risks associated with future weather conditions;

S-iii

•	Acts of terrorism; and

•	Additional risks described in our filings with the SEC.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. Forward-looking statements speak only as of the date they are made. We disclaim any obligation to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in or incorporated by reference in this prospectus supplement or the accompanying base prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

NON-GAAP FINANCIAL MEASURES

We refer to the term adjusted EBITDAX (as described in “Summary—Summary Historical Consolidated Financial Data”) in various places in this prospectus supplement. Adjusted EBITDAX is a supplemental financial measure that is not prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This measure excludes a number of significant items, including our interest expense and depreciation, depletion and amortization expense. Our measurement of adjusted EBITDAX may not be comparable to those of other companies. Please see “Summary—Summary Historical Consolidated Financial Data” for a discussion of our use of such measure and a reconciliation of adjusted EBITDAX to the most closely comparable financial measures calculated in accordance with GAAP.

GLOSSARY OF OIL AND GAS TERMS

In this prospectus supplement, the following terms have the meanings specified below.

Barrel—means one barrel of petroleum products that equals 42 U.S. gallons.

Bcf—means one billion cubic feet

Bcfe—means one billion cubic feet of gas equivalent determined using the ratio of one barrel of oil, condensate or NGLs to six thousand cubic feet of natural gas.

LOE—means lease and other operating expense excluding production taxes, ad valorem taxes and gathering, processing and transportation fees.

MBbls—means one thousand barrels.

MBbls/d—means one thousand barrels per day.

Mcf—means one thousand cubic feet.

Mcfe—means one thousand cubic feet of gas equivalent using the ratio of one barrel of oil, condensate or NGLs to six thousand cubic feet of natural gas.

MMBbls—means one million barrels.

S-iv

MBoe—means one thousand barrels of oil equivalent.

MMcf—means one million cubic feet.

MMcf/d—means one million cubic feet per day.

MMcfe—means one million cubic feet of gas equivalent using the ratio of one barrel of oil, condensate or NGLs to six thousand cubic feet of natural gas.

MMcfe/d—means one million cubic feet of gas equivalent per day using the ratio of one barrel of oil, condensate or NGLs to six thousand cubic feet of natural gas.

Net acres—means gross acreage multiplied by working interest percentage.

NGLs—means natural gas liquids; natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels and gasoline additives, among other applications.

S-v

SUMMARY

This summary highlights certain information concerning our business and this offering. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto in this prospectus supplement and the accompanying base prospectus and the documents incorporated by reference herein and therein. You should carefully read this entire prospectus supplement and should consider, among other things, the matters set forth and incorporated by reference in “Risk Factors” before deciding to invest in the notes.

Our Company

We are an independent natural gas and oil exploration and production company engaged in the exploitation and development of long-life unconventional properties. We are focused on profitably exploiting our significant natural gas reserves base and related NGLs in the Piceance Basin of the Rocky Mountain region, and on developing and growing our oil positions in the Williston Basin in North Dakota and the San Juan Basin in the southwestern United States. Our other areas of domestic operations include natural gas plays in the Appalachian Basin in Pennsylvania, the San Juan Basin, and the Powder River Basin in Wyoming. In addition, we own a 69 percent controlling ownership interest in Apco Oil and Gas International Inc. (“Apco”), which holds oil and gas concessions in Argentina and Colombia and trades on the NASDAQ Capital Market under the symbol “APAGF.” Our international interests make up approximately 3 percent of our total proved reserves. In consideration of this percentage, unless specifically referenced herein, the information included in this section relates only to our domestic activity.

We have built a geographically diverse portfolio of natural gas and oil reserves through organic development and strategic acquisitions. Our proved reserves at December 31, 2013 were 4,905 billion cubic feet of gas equivalent (“Bcfe”), comprised of 4,762 Bcfe in domestic reserves and 143 Bcfe in net international reserves. As of December 31, 2013, our domestic reserves reflect a mix of 76.2 percent natural gas, 13.0 percent crude oil and 10.8 percent NGLs. During 2013, we replaced our domestic production for all commodities at a rate of 162 percent. For oil alone, we replaced 547 percent of our oil production. Our Piceance Basin operations form the majority of our proved reserves and current production, providing a low-cost, scalable asset base.

We report financial results for two segments, our domestic segment and our international segment. Our international segment primarily consists of Apco. Except as otherwise specifically noted, either by a reference to Apco or to other international operations, the following description of our business is focused on our domestic segment, which is our dominant segment and which is central to an understanding of our business taken as a whole.

Our principal areas of operation are the Piceance Basin, Williston Basin, San Juan Basin, Appalachian Basin, Powder River Basin and, through our ownership of Apco, Colombia and Argentina. See “—Recent Developments—Portfolio Updates” below for updates regarding the San Juan Basin and Powder River Basin operations.

Our principal executive office is located at 3500 One Williams Center, Tulsa, Oklahoma 74172. Our telephone number is 855-979-2012. We maintain an Internet site at www.wpxenergy.com. Except for our filings with the SEC that are incorporated by reference into this prospectus supplement or the accompanying base prospectus, the information on or accessible through our website is not a part of this prospectus supplement or the accompanying base prospectus.

Recent Developments

Portfolio Updates

On August 18, 2014, we announced that we agreed to sell our remaining mature, coalbed methane holdings in the Powder River Basin for $155 million in cash. As part of the transaction, we also release firm transportation with $30 million in future demand obligations. Mid-year reserves in the basin are estimated to be 222 Bcfe and second-quarter production was 154 MMcf per day, which includes operated and non-operated working interests in approximately 5,000 wells. Our drilling activities in the basin have been minimal since 2011, and in 2013, production in the basin represented approximately 14 percent of our total 2013 production, but generated only 5 percent of our 2013 adjusted EBITDAX results, excluding the impact of unutilized transportation.

The information in this prospectus supplement and incorporated by reference herein, including the historical financial, reserve and operating data, include our Powder River Basin operation for the periods presented. Assuming the sale of the remaining mature, coalbed methane holdings in the Powder River Basin closes, we will reclassify those operations as discontinued operations in accordance with the provisions of “Presentation of Financial Statements” in the Accounting Standards Codification. The pro forma financial information with respect to the probable disposition of our operations in the Powder River Basin is presented in our Form 8-K filed September 3, 2014 and incorporated by reference herein.

On August 18, 2014, we also announced that we executed multiple transactions to control 26,000 additional acres in the heart of the San Juan Basin’s Gallup oil window, an acreage increase of more than 50 percent since May 2014. The transactions include approximately 800 barrels of oil equivalent per day. WPX will have 74,600 net acres exposed to San Juan Gallup oil. The majority of the acreage is held-by-production.

Both the divestiture of Powder River Basin coalbed methane holdings and the increased acreage acquisitions in the San Juan Basin’s Gallup oil window are subject to customary closing conditions.

On August 26, 2014, we announced that we closed an agreement to jointly develop nearly 400 future wells in our Trail Ridge properties in the Piceance Basin with TRDC LLC, a subsidiary of Houston-based G2X Energy. As part of the joint agreement, we received $40 million in cash for 49 percent of our working interest in approximately 100 proved developed producing (PDP) Trail Ridge wells in the Piceance Basin. During the carry period we will pay 28 percent of the Trail Ridge development and receive 51 percent of the production and reserves until TRDC has completed its $170 million funding commitment. The joint development agreement is for the Williams Forks and Iles formations and does not include deeper opportunities in the Mancos and Niobrara shales.

Proposed Amendment to Revolving Credit Facility

Following this offering, we expect to seek to amend our existing $1.5 billion unsecured revolving credit facility, including to extend the term of the credit facility to 2019. We may also add, amend, eliminate or substitute certain financial covenants, which may affect our access to borrowings under the credit facility.

Under our current credit facility, as a result of the sale of a portion of our working interests in the Piceance Basin, our access to the $1.5 billion credit facility was limited to approximately $1.3 billion as of June 30, 2014. As of September 2, 2014, we had $515 million outstanding under our credit facility (which will be repaid with the net proceeds of the offering). Our credit facility currently matures on November 1, 2016. There is no assurance that any amendments to our credit facility will be obtained.

The Offering

The following summary describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the notes, see “Description of Notes.”

Issuer	WPX Energy, Inc.

Notes Offered	$500,000,000 aggregate principal amount of % Senior Notes due 2024.

Maturity Date	The notes will mature on , 2024.

Interest Rate	The notes will bear interest at a rate of % per year.

Interest Payment Dates	The notes will pay interest semi-annually in cash in arrears on and of each year, beginning on 2015.

Optional Redemption	We have the option at any time or from time to time prior to , 2024 (which is the date that is three months prior to the maturity date of the notes), to redeem the notes in whole or in part at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the discounted present value of 100% of their principal amount and remaining scheduled interest payments, in either case plus accrued and unpaid interest thereon to the redemption date, as described under “Description of Notes—Optional Redemption.”

We also have the option at any time or from time to time on or after , 2024 (which is the date that is three months prior to the maturity date of the notes) to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date. See “Description of Notes—Optional Redemption.”

Change of Control	If we experience a change of control (as defined in the indenture governing the notes) accompanied by a specified rating decline, we must offer to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes—Change of Control.”

Ranking	The notes will be our senior unsecured indebtedness. Your right to payment under the notes will be equal in right of payment with all of our future senior unsecured indebtedness. The notes will be effectively subordinated to all of our future secured indebtedness to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The notes will rank senior to all of our future subordinated indebtedness. As of June 30, 2014, our subsidiaries had $7 million of outstanding indebtedness.

Certain Covenants	We will issue the notes under an indenture and supplemental indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture will contain limitations on, among other things:

•	the grant of liens on our assets to secure certain types of indebtedness; and

•	certain mergers or consolidations and transfers of assets.

These covenants are subject to significant exceptions. See “Description of Notes—Certain Covenants” and “Description of Debt Securities” in the accompanying base prospectus.

Use of Proceeds	We intend to use the net proceeds to repay borrowings under our credit facility (which amounts may be reborrowed). Over the past 12 months, we have used proceeds of borrowings under the credit facility for general corporate purposes, including acquisitions, working capital and capital expenditures. Affiliates of the underwriters are lenders to us under our credit facility and will therefore receive a portion of the offering proceeds. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Form and Denomination	The notes will be represented by one or more global notes. The global notes will be deposited with the trustee, as custodian for The Depository Trust Company, or DTC. Ownership of beneficial interests in the global notes will be shown on, and transfers of such interests will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants, including the depositaries for Clearstream Banking S.A., Luxembourg, or Euroclear Bank S.A./N.V., as operator of the Euroclear System.

The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Absence of Public Trading Market	The notes will be new issues of securities for which there is currently no market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The underwriters have advised us that they intend to make a market for the notes, but they are not obligated to do so and may discontinue market-making activities at any time. Accordingly, there can be no assurance that a liquid market for the notes will develop or be maintained. See “Risk Factors.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	New York.

Risk Factors	Investing in the notes involves certain risks. You should consider the information under “Risk Factors” and the other information included or incorporated by reference into this prospectus supplement and the accompanying base prospectus before investing in the notes.

Conflicts of Interest	Affiliates of each of the underwriters are lenders under our credit facility. Because affiliates of Wells Fargo Securities, LLC, Citigroup Global Markets Inc., RBS Securities Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Credit Agricole Securities (USA) Inc. and Scotia Capital (USA) Inc. will receive more than 5% of the net proceeds of this offering due to the repayment of borrowings under our credit facility, such underwriters are deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with Rule 5121, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus supplement. RBC Capital Markets, LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. RBC Capital Markets, LLC will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify RBC Capital Markets, LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Summary Historical Consolidated Financial Data

The following information has been derived from our consolidated financial statements as of and for the six-month period ended June 30, 2014 and 2013 and as of and for each of the years in the three-year period ended December 31, 2013. Because the following information is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.” The results of interim periods are not necessarily indicative of results that may be expected for the full year.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)	(Unaudited)
	(In millions)
Consolidated Statements of Operations Data:
Revenues:
Product revenues:
Natural gas sales	$701	$583	$1,093	$1,364	$1,694
Oil and condensate sales	398	290	649	491	312
Natural gas liquid sales	116	112	230	299	408

Total product revenues	1,215	985	1,972	2,154	2,414
Gas management	792	466	891	949	1,428
Net gain (loss) on derivatives not designated as hedges	(212)	(16)	(124)	78	29
Other	6	11	22	8	11

Total revenues	1,801	1,446	2,761	3,189	3,882
Costs and expenses:
Lease and facility operating	156	148	308	283	262
Gathering, processing and transportation	203	218	433	506	487
Taxes other than income	89	71	141	111	134
Gas management, including charges for unutilized pipeline capacity	624	465	931	996	1,471
Exploration	72	39	431	83	126
Depreciation, depletion and amortization	422	458	940	966	902
Impairment of producing properties and costs of acquired unproved reserves	—	—	1,055	225	367
Loss on sale of working interests in the Piceance Basin	195	—	—	—	—
Gain on sale of Powder River Basin deep rights leasehold	—	—	(36)	—	—
General and administrative	146	146	289	287	275
Other—net	6	8	17	12	—

Total costs and expenses	1,913	1,553	4,509	3,469	4,024

Operating income (loss)	(112)	(107)	(1,748)	(280)	(142)
Interest expense	(57)	(54)	(108)	(102)	(117)
Interest capitalized	1	2	5	8	9
Investment income, impairment of equity method investment and other	9	16	5	30	26

Income (loss) from continuing operations before income taxes	(159)	(143)	(1,846)	(344)	(224)
Provision (benefit) for income taxes	(45)	(52)	(655)	(111)	(74)

Income (loss) from continuing operations	(114)	(91)	(1,191)	(233)	(150)
Income (loss) from discontinued operations	—	—	—	22	(142)

Net income (loss)	(114)	(91)	(1,191)	(211)	(292)
Less: Net income (loss) attributable to noncontrolling interests	3	7	(6)	12	10

Net income (loss) attributable to WPX Energy, Inc.	$(117)	$(98)	$(1,185)	$(223)	$(302)

Amounts attributable to WPX, Energy, Inc.:
Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.58)	$(0.49)	$(5.91)	$(1.23)	$(0.81)
Income (loss) from discontinued operations	—	—	—	0.11	(0.72)

Net income (loss)	$(0.58)	$(0.49)	$(5.91)	$(1.12)	$(1.53)

Weighted-average shares	202.1	200.1	200.5	198.8	197.1

	As of June 30, 2014	As of December 31,
		2013	2012
	(Unaudited)
	(In millions)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$105	$99	$153
Properties and equipment, net (successful efforts method of accounting)	$6,938	$7,241	$8,416
Total assets	$8,018	$8,429	$9,456
Long-term debt	$1,794	$1,916	$1,508
Total equity	$4,124	$4,210	$5,371

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)	(Unaudited)
		(In millions)
Consolidated Statement of Cash Flow:
Net cash provided by operating activities	$520	$289	$636	$796	$1,207
Net cash used in investing activities	$(395)	$(541)	$(1,111)	$(1,204)	$(1,556)
Net cash (used in) provided by financing activities	$(114)	$191	$426	$37	$839

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)	(Unaudited)
	(In millions)
Other Financial Data:
Adjusted EBITDAX(1)	$614	$413	$779	$1,000	$1,299

(1)	Adjusted EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses and includes adjustments for net (gain) loss on derivatives not designated as hedges, loss on the sale of working interests in the Piceance Basin, gain on sale of Powder River Basin deep rights, net cash received (paid) on settlement of derivatives not designated as hedges, impairments and discontinued operations. We believe this non-GAAP measures provides useful information regarding our ability to meet future debt service, capital expenditures and working capital requirements.

Adjusted EBITDAX, however, is not defined by GAAP and should not be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of our operating performance. Adjusted EBITDAX does not represent and should not be considered as an alternative to net income, as determined in accordance with GAAP, and our calculation thereof may not be comparable to similarly entitled measures reported by other companies. Although we use adjusted EBITDAX as a measure to assess the operating performance of our business, adjusted EBITDAX has significant limitations as an analytical tool because it excludes certain material costs. For example, adjusted EBITDAX does not take into account a number of significant items, including our interest expense and depreciation, depletion and amortization expense. Our calculation of adjusted EBITDAX for the periods presented is set forth below:

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)	(Unaudited)
	(In millions)
Net income (loss)	$(114)	$(91)	$(1,191)	$(211)	$(292)
Interest expense	57	54	108	102	117
Provision (benefit) for income taxes	(45)	(52)	(655)	(111)	(74)
Depreciation, depletion and amortization	422	458	940	966	902
Exploration	72	39	431	83	126

EBITDAX	$392	$408	$(367)	$829	$779

Loss on sale of working interests in the Piceance Basin	195	—	—	—	—
(Gain) on sale of Powder River Basin deep rights leasehold	—	—	(36)	—	—
Net (gain) loss on derivatives not designated as hedges	212	16	124	(78)	(29)
Net cash received (paid) on settlement of derivatives not designated as hedges	(185)	(11)	(17)	46	40
Impairments of producing properties, costs of acquired unproved reserves and equity investments	—	—	1,075	225	367
(Income) loss from discontinued operations	—	—	—	(22)	142

Adjusted EBITDAX	$614	$413	$779	$1,000	$1,299

Summary Combined Historical Reserve and Operating Data

We have significant oil and gas producing activities primarily in the Piceance, Williston and San Juan Basins located in the United States. Additionally, we have international oil and gas producing activities, primarily in Argentina. Proved reserves and revenues related to international activities are approximately 3 and 5 percent, respectively, of our total international and domestic proved reserves and revenues from producing activities in 2013. Accordingly, unless specifically stated otherwise, the information in this section relates only to the oil and gas producing activities in the United States. You should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 incorporated by reference herein and the other documents incorporated by reference herein and therein when evaluating the material presented below.

Oil and Gas Reserves

We prepare our own reserves estimates and approximately 99 percent of our reserves are audited by Netherland, Sewell & Associates, Inc. We have not filed on a recurring basis estimates of our total proved net oil, NGL and gas reserves with any U.S. regulatory authority or agency other than with the U.S. Department of Energy and the SEC. The estimates furnished to the Department of Energy have been consistent with those furnished to the SEC.

The following table presents summary combined data with respect to our proved natural gas and oil reserves as of the dates indicated.

	At December 31,
	2013	2012	2011
Domestic Proved Reserves(1):
Natural Gas (Bcf)	3,629.8	3,369.1	3,982.9
Oil (MMBbls)	102.9	76.5	47.1
NGLs (MMBbls)	85.7	110.4	134.1
Total (Bcfe)	4,761.6	4,490.5	5,070.1
Domestic Standardized Measure of Discounted Future Net Cash Flows (in millions)(2)	2,964	1,949	3,591

(1)	The SEC defines proved oil and gas reserves (Rule 4-10(a) of Regulation S-X) as those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

(2)	Standardized Measure represents the present value of estimated future cash inflows from proved natural gas and oil reserves, less future development and production costs and income tax expenses, discounted at ten percent per annum to reflect timing of future cash flows and using certain pricing assumptions. Specifically, for the years ended December 31, 2013, 2012 and 2011, the average domestic combined natural gas and NGL equivalent price was $3.63, $3.01 and $4.41 per Mcfe, respectively. The average domestic oil price used in the estimates for the years ended December 31, 2013, 2012 and 2011 was $92.16, $82.32 and $86.87 per barrel, respectively.

Oil and Gas Production, Production Prices and Production Costs

The following table summarizes our production volumes for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
Production Sales Volume Data:(1)
Domestic:
Natural gas (MMcf)	171,986	180,433	359,463	397,483	388,780
Oil (MBbls)	3,898	2,614	5,928	4,394	2,651
NGLs (MBbls)	3,212	3,802	7,421	10,392	10,057
Domestic combined equivalent volumes (MMcfe)(2)	214,645	218,931	439,554	486,198	465,030
Domestic combined equivalent volumes (MBoe)	35,774	36,489	73,259	81,033	77,505
International combined equivalent volumes (MMcfe)(2)(3)	9,694	9,977	19,733	21,218	20,810
Total WPX combined equivalent volumes (MMcfe)(2)(3)	224,339	228,908	459,287	507,416	485,840
Production Sales Volume Per Day:
Domestic:
Natural Gas (MMcf/d)	950	997	985	1,086	1,065
Oil (MBbls/d)	22	14	16	12	7
NGL (MBbls/d)	18	21	20	28	28
Domestic combined equivalent volumes (MMcfe/d)(2)	1,186	1,210	1,204	1,328	1,274
International combined equivalent volumes (MMcfe/d)(2)(3)	54	55	54	58	57
Total WPX per day combined equivalent volumes (MMcfe/d)(2)(3)	1,240	1,265	1,258	1,386	1,331

(1)	Excludes production from our Barnett Shale and Arkoma Basin operations which are classified as discontinued operations.

(2)	Oil and NGLs were converted to MMcfe using the ratio of one barrel of oil, condensate or NGL to six thousand cubic feet of natural gas.

(3)	Includes approximately 69 percent of Apco’s production (which corresponds to our ownership interest in Apco) and other minor directly held interests.

The following tables summarize our domestic sales price and cost information for the years indicated.

	Year Ended December 31,
	2013	2012	2011
Domestic realized average price per unit(1):
Natural gas:
Natural gas excluding all derivative settlements (per Mcf)	$2.97	$2.32	$3.48
Impact of hedges (per Mcf)	0.02	1.06	0.84

Natural gas including hedges (per Mcf)	2.99	3.38	4.32
Impact of net cash received (paid) related to settlement of derivatives not designated as hedges (per Mcf)	(0.06)	0.03	—

Natural gas net price including all derivative settlements (per Mcf)	$2.93	$3.41	$4.32

Oil:
Oil excluding all derivative settlements (per barrel)	$90.21	$83.35	$84.91
Impact of hedges (per barrel)	—	2.23	0.39

Oil including hedges (per barrel)	90.21	85.58	85.30
Impact of net cash received (paid) related to settlement of derivatives not designated as hedges (per barrel)	1.52	0.35	—

Oil net price including all derivative settlements (per barrel)	$91.73	$85.93	$85.30

NGL:
NGL excluding all derivative settlements (per barrel)	$30.70	$28.56	$40.17
Impact of hedges (per barrel)	—	—	—

NGL including hedges (per barrel)	30.70	28.56	40.17
Impact of net cash received (paid) related to settlement of derivatives not designated as hedges (per barrel)	0.07	1.56	—

NGL net price including all derivative settlements (per barrel)	$30.77	$30.12	$40.17

Combined commodity price per Mcfe, including all derivative settlements(2)	$4.15	$4.21	$4.96

(1)	Excludes our Barnett Shale and Arkoma Basin operations, which were the subject of a disposition in 2012.
(2)	Realized average prices reflect realized market prices, net of fuel and shrink.

	Year Ended December 31,
	2013	2012	2011
Domestic Expenses per Mcfe(1):
Operating expenses:
Lifting costs and workovers	$0.51	$0.44	$0.43
Facilities operating expense	0.06	0.03	0.03
Other operating and maintenance	0.05	0.05	0.05

Total LOE	$0.62	$0.52	$0.51
Gathering, processing and transportation charges	0.98	1.04	1.05
Taxes other than income	0.27	0.18	0.24

Total production cost	$1.87	$1.74	$1.80

General and administrative	$0.62	$0.56	$0.57

Depreciation, depletion and amortization	$2.06	$1.93	$1.89

(1)	Excludes our Barnett Shale and Arkoma Basin operations, which were subject of a disposition in 2012.

RISK FACTORS

Before you decide to invest in the notes, you should consider the factors set forth below as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference in this prospectus supplement and the accompanying base prospectus. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

Risk Factors Relating to the Notes

Our indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.

As of June 30, 2014, on a pro forma as adjusted basis, after giving effect to this offering, we had total indebtedness of $2 billion.

Our debt service obligations and restrictive covenants in our credit facility, the indenture governing our existing notes and the indenture governing the notes offered hereby could have important consequences to you. For example, they could:

•	make it more difficult for us to satisfy our obligations with respect to the notes, which could in turn result in an event of default on the notes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes;

•	diminish our ability to withstand a continued or future downturn in our business or the economy generally;

•	require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

We are not prohibited under the indentures governing our existing notes and the notes offered hereby from incurring additional indebtedness in addition to the notes. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above and could adversely affect our ability to pay the interest on, and principal of, the notes.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, which may affect our ability to make payments on the notes.

We have a holding company structure, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in these subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state partnership and limited liability company laws and other laws and regulations. In addition, our subsidiaries are not prohibited by the terms of their respective organizational documents or the notes from incurring indebtedness, and the agreements governing such indebtedness may contain restrictions on the ability of our subsidiaries to make distributions to us. Moreover, if our subsidiaries were to incur significant amounts of indebtedness, such occurrence may inhibit their operating results, cash flow, and financial condition, and their ability to make distributions to us could suffer. An inability by our subsidiaries to make distributions to us would materially and adversely affect our ability to pay interest on, and the principal of, the notes because we expect distributions we receive from our subsidiaries to represent a significant portion of the cash we use to pay interest on, and the principal of, the notes. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

Our debt agreements impose restrictions on us that may limit our access to credit and adversely affect our ability to operate our business.

Our credit facility contains various covenants that restrict or limit, among other things, our ability to grant liens to support indebtedness, merge or sell substantially all of our assets, make certain distributions and incur additional debt. In addition, our credit facility contains financial covenants and other limitations with which we need to comply. Similarly, the indentures governing our existing notes and the notes offered hereby restrict our ability to grant liens to secure certain types of indebtedness and merge or sell substantially all of our assets. These covenants could adversely affect our ability to finance our future operations or capital needs or engage in, expand or pursue our business activities and prevent us from engaging in certain transactions that might otherwise be considered beneficial to us. Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our current assumptions about future economic conditions turn out to be incorrect or unexpected events occur, our ability to comply with these covenants may be significantly impaired.

Our failure to comply with the covenants in our debt agreements could result in events of default. Upon the occurrence of such an event of default, the lenders could elect to declare all amounts outstanding under our credit facility to be immediately due and payable and terminate all commitments, if any, to extend further credit. Certain payment defaults or an acceleration under one debt agreement could cause a cross-default or cross-acceleration of another debt agreement. Such a cross-default or cross-acceleration could have a wider impact on our liquidity than might otherwise arise from a default or acceleration of a single debt instrument. If an event of default occurs, or if other debt agreements cross-default, and the lenders under the affected debt agreements accelerate the maturity of any loans or other debt outstanding to us, we may not have sufficient liquidity to repay amounts outstanding under such debt agreements. The notes do not contain a cross-acceleration event of default. See “Description of Notes” and “Description of Debt Securities” in the accompanying base prospectus.

Our ability to repay, extend or refinance our debt obligations and to obtain future credit will depend primarily on our operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. Our ability to refinance our debt obligations or obtain future credit will also depend upon the current conditions in the credit markets and the availability of credit generally. If we are unable to meet our debt service obligations or obtain future credit on favorable terms, if at all, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

The notes will be structurally subordinated to liabilities and indebtedness of our subsidiaries and effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness.

While we do not currently have any secured indebtedness, we may incur secured indebtedness and grant security interests in our properties and assets in the future. In that case, any holders of any secured indebtedness that we may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are effectively prior to your claims under the notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indentures governing our existing notes and the notes offered hereby place some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less than holders of secured indebtedness.

In addition, the notes are not guaranteed by our subsidiaries and our subsidiaries are generally not prohibited under the indentures governing our existing notes or the notes offered hereby from incurring additional indebtedness. As a result, holders of the notes will be structurally subordinated to claims of third-party creditors, including holders of indebtedness, of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be structurally subordinated to all those claims of creditors of our subsidiaries.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

Upon a change of control of us and a downgrade of the rating of the notes (or if the notes have an investment grade rating at the time of the change of control, such notes are downgraded below an investment grade rating by Moody’s Investors Service Inc. and Standard & Poor’s Ratings Services), we will be required to make an offer to each holder of notes to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes—Change of Control.” If such events were to occur, we cannot assure you that we will have the financial resources to purchase your new notes, particularly if such events trigger a similar repurchase requirement for, or result in the acceleration of, other existing or future indebtedness. In addition, our ability to repurchase the notes may be limited by law and regulations or the terms of other agreements relating to our indebtedness outstanding at the time. Any failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are not a recommendation to buy, sell or hold the notes and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. We cannot assure you that these credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our debt credit rating generally and the ratings on the notes. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the trading price for or liquidity of the notes, increase our corporate borrowing costs, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

The limited covenants applicable to the notes may not provide protection against some events or developments that may affect our ability to repay the notes or the trading prices for the notes.

The indenture governing the notes, among other things, does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our results of operations or financial condition;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	limit our subsidiaries’ ability to incur indebtedness, which would rank senior to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result, you should consider the limited covenants in the indenture governing the notes as a significant factor in evaluating whether to invest in the notes.

A liquid market for the notes may not develop or be maintained.

The notes will be new issues of securities for which there is currently no market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The underwriters have advised us that they intend to make a market for the notes, but they are not obligated to do so and may discontinue market-making activities at any time. Accordingly, there can be no assurance that a liquid market for the notes will develop or be maintained.

The market price of the notes may be volatile.

The market price of the notes will depend on many factors that may vary over time and some of which are beyond our control, including but not limited to:

•	our financial performance;

•	the amount of indebtedness we and our subsidiaries have outstanding;

•	market interest rates;

•	the market for similar securities;

•	our credit ratings;

•	competition; and

•	general economic conditions.

As a result of these factors, you may only be able to sell your notes at a price below what you believe to be appropriate, including a price below the price you paid for them.

USE OF PROCEEDS

We will receive approximately $494 million in net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds to repay borrowings under our credit facility (which amounts may be reborrowed). As of September 2, 2014, we had $515 million outstanding under our credit facility. Our credit facility matures on November 1, 2016. As of September 2, 2014, the variable interest rate for our credit facility was 3.82 percent. Amounts repaid under our credit facility may be reborrowed, subject to the terms of the facility. Over the past 12 months, we have used proceeds of borrowings under the credit facility for general corporate purposes, including acquisitions, working capital and capital expenditures.

Affiliates of certain of the underwriters are lenders to us under our credit facility, and will therefore receive a portion of the offering proceeds. Please see “Underwriting (Conflicts of Interest)” for more information.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2014, on an actual basis and as adjusted to give effect to the issuance of the notes and the application of proceeds therefrom as set forth in “Use of Proceeds.”

This table should be read in conjunction with “Use of Proceeds” and our unaudited consolidated financial statements and the related notes in our Quarterly Report on Form 10-Q for the period ended June 30, 2014 incorporated by reference herein.

	As of June 30, 2014
	Actual	As Adjusted
	(Unaudited)
	(In millions)
Cash and cash equivalents(1)	$105	$309

Debt:
5.250% Senior Notes due 2017	$400	$400
6.0% Senior Notes due 2022	1,100	1,100
Credit facility agreement(2)	290	—
Apco(3)	7	7
Notes offered hereby	—	500
Other debt	2	2

Total debt obligations(4)	1,799	2,009
Total equity	4,124	4,124

Total capitalization	$5,923	$6,133

(1)	As described in footnote (2) below, we have borrowed additional amounts under our credit facility subsequent to June 30, 2014. Accordingly, our as adjusted cash and cash equivalents as of June 30, 2014 does not reflect the additional proceeds from the offering we will use to repay borrowings under our existing credit facility.
(2)	We have a $1.5 billion, five-year senior unsecured credit facility that expires in 2016. Under the terms of the credit facility and subject to certain requirements, we may request an increase in the commitments of up to an additional $300 million by either commitments from new lenders or increased commitments from existing lenders. As of June 30, 2014, the variable interest rate was 2.03 percent on the $290 million outstanding under the credit facility. As of September 2, 2014, we had $515 million outstanding under the credit facility with a variable interest rate of 3.82 percent.
(3)	Apco had a loan agreement with a financial institution for a $10 million bank line of credit. As of June 30, 2014, Apco had borrowed $7 million under this banking agreement. Principal amounts will be repaid in installments through 2016. This debt agreement contains covenants that restrict or limit, among other things, our ability to create liens supporting indebtedness, purchase or sell assets outside the ordinary course of business, and incur additional debt.
(4)	Does not include $333 million in letters of credit that have been issued as of June 30, 2014 in connection with three bilateral, uncommitted letter of credit agreements we entered into that incorporate terms similar to those found in the credit facility.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the terms “WPX,” “we,” “us,” and “our” refer only to WPX Energy, Inc. and not to any of its Subsidiaries.

We will issue the notes under an indenture dated as of September     , 2014, as supplemented by a supplemental indenture which establishes the terms of the notes (together, as such may be amended, supplemented or otherwise modified from time to time, the “indenture”) between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture and the notes. It does not restate those agreements in their entirety. We urge you to read the indenture in its entirety because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth under “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The notes:

•	are our general unsecured obligations;

•	are equal in right of payment with all of our existing and future senior unsecured indebtedness; and

•	are effectively subordinated to any of our senior secured indebtedness and structurally subordinated to all existing and future indebtedness and other obligations of our Subsidiaries, including trade payables.

Assuming that we had completed this offering of the notes on June 30, 2014:

•	We would have had outstanding indebtedness of approximately $2 billion (including $500 million in aggregate principal amount of the notes offered hereby); and

•	our Subsidiaries would have had $7 million of outstanding indebtedness.

The indenture will permit us to incur additional indebtedness, including additional senior unsecured indebtedness. The indenture also will not restrict the ability of our subsidiaries to incur additional indebtedness. See “Risk Factors—Our indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.”

Principal, Maturity and Interest

We will issue the notes with an initial maximum aggregate principal amount of $500,000,000. The notes will mature on                     , 2024. We will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest on the notes will accrue at the rate of     % per annum, and will be payable semi-annually in arrears on             and             , beginning on                     , 2015. We will make each interest payment on the notes to the holders of record at the close of business on the immediately preceding             or             (whether or not a Business Day).

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except that interest may accrue from the date of issuance of such additional notes. Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series of notes under the indenture; provided that if the additional notes are not fungible for U.S. federal income tax purposes with the initial notes of such series, the additional notes shall be issued under a separate CUSIP number.

Methods of Receiving Payments on the Notes

We will pay all principal, interest and premium, if any, on the notes in the manner described under “—Same Day Settlement and Payment” below.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charges will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but holders may be required to pay all taxes due on transfer or exchange. We are not required to transfer or exchange any note selected for redemption, except the unredeemed portion of any note being redeemed in part. Also, we are not required to transfer or exchange any note for a period of 15 days before mailing notice of any redemption of notes.

Optional Redemption

We may, at our option, at any time or from time to time prior to                     , 2024 (which is the date that is three months prior to the maturity date of the notes) redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to but excluding, the redemption date, and

(2)	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus basis points, plus accrued and unpaid interest thereon to but excluding the redemption date (provided, in each case, that interest payments due on or prior to the redemption date will be paid to the record holders of such notes on the relevant record date).

We also have the option at any time or from time to time on or after                     , 2024 (which is the date that is three months prior to the maturity date of the notes) to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date.

Selection and Notice

If less than all of notes are to be redeemed at any time, the trustee will select such notes for redemption from the outstanding notes not previously called for redemption by such method as the trustee shall deem fair and appropriate; provided that if the notes are represented by one or more global notes, beneficial interests in the notes will be selected for redemption by DTC in accordance with its standard procedures therefor.

No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If the notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount of the notes that are to be redeemed. New notes in principal amount equal to the unredeemed portion of the original notes will be issued in the name of the holders of the notes upon cancellation of the original notes. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

Change of Control

If a Change of Control occurs and is accompanied by a Rating Decline (together, a “Change of Control Triggering Event”), each registered holder of notes will have the right to require us to offer to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof, provided that the unpurchased portion of any note must be in a minimum denomination of $2,000) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following any Change of Control Triggering Event, we will mail a notice (the “Change of Control Offer”) to each registered holder of notes with a copy to the trustee stating:

(1)	that a Change of Control Triggering Event has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed and which may be up to five days after the expiration of the Change of Control Offer) (the “Change of Control Payment Date”); and

(3)	the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased.

On the Change of Control Payment Date we will, to the extent lawful:

(1)	accept for payment all notes or portions thereof (in integral multiples of $1,000 or an integral multiple of $1,000 in excess thereof; provided that the unpurchased portion of any note must be in a minimum denomination of $2,000) properly tendered and not withdrawn under the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of such notes or portions thereof being purchased by us.

The Paying Agent will promptly mail or otherwise deliver to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date of notes, accrued and unpaid interest, if any, will be paid to the person in whose name such note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Our and our subsidiaries’ current and/or future debt instruments may require that we repay or refinance indebtedness under such debt instruments in the event of a change of control, as defined in such debt instruments. Such change of control provisions may be triggered under such debt instruments prior to the occurrence of a Change of Control Triggering Event, thereby requiring that the indebtedness under such debt instruments be repaid or refinanced prior to our repurchasing any notes upon the occurrence of a Change of Control Triggering Event. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such debt instruments, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. In such event, we may not be able to satisfy our obligations to repurchase the notes unless we are able to refinance or obtain waivers with respect to such debt instruments.

Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of our current and/or future debt instruments may prohibit our prepayment of notes before their scheduled maturity. Consequently, if we are not able to prepay the indebtedness under such debt instruments or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of the notes exercise their repurchase right following a Change of Control Triggering Event, resulting in an Event of Default under the indenture. An Event of Default under the indenture may result in a default under our current and/or future debt instruments.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control offer provisions of the notes by virtue of any such conflict.

The definition of “Change of Control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

In addition, under clause (4) of the definition of Change of Control below, a Change of Control will occur when a majority of the members of the Board of Directors or equivalent governing body of WPX ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the date the notes were issued, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors). A Delaware Court of Chancery decision has held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees, provided the existing directors gave their approval in the good faith exercise of their fiduciary duties owed to the corporation and its shareholders. Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, holders of the Notes may not be entitled to require us to repurchase the Notes as described above.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Certain Covenants

Except as set forth in this “Description of Notes,” neither we nor any of our Subsidiaries will be restricted by the indenture from incurring additional indebtedness or other obligations, from making distributions or paying dividends on our or our Subsidiaries’ equity interests or from purchasing our or our Subsidiaries’ equity interests. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem any of the notes in situations that may adversely affect the creditworthiness of the notes.

Liens

We will not, and will not permit any Subsidiary of ours to, issue, assume or guarantee any Indebtedness secured by a Lien, other than Permitted Liens, upon any of our or any of our Subsidiaries’ property, now owned or hereafter acquired, unless the notes are equally and ratably secured with such Indebtedness until such time as such Indebtedness is no longer secured by a Lien.

Notwithstanding the preceding paragraph, we may, and may permit any Subsidiary of ours to, issue, assume or guarantee any Indebtedness secured by a Lien, other than a Permitted Lien, without securing the notes; provided that the aggregate principal amount of all Indebtedness of ours and any Subsidiary of ours then outstanding secured by any such Liens (other than Permitted Liens) does not exceed 15% of Consolidated Net Tangible Assets.

Merger, Consolidation and Sale of Assets

The indenture provides that we may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of our Subsidiaries (as defined in the indenture) (taken as a whole) in one or more related transactions to another Person (as defined in the indenture), unless:

(1) either: (a) we are the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person formed, organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes by supplemental indenture, in form reasonably satisfactory to the trustee, executed by the successor person and delivered to the trustee, the due and punctual payment of the principal of and any premium and interest on the debt securities outstanding thereunder and the performance of all of our obligations under the indenture and the debt securities outstanding thereunder;

(3) we or the Person formed by or surviving any such merger will deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture (if any) comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been complied with; and

(4) immediately after giving effect to such transaction, no event of default or event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing.

Upon any consolidation by us with or our merger into any other Person or Persons where we are not the survivor or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties and assets and the properties and assets of our Subsidiaries (taken as a whole) to any Person or Persons in accordance herewith, the successor Person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor Person had been named as WPX therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the indenture and the debt securities.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

An assumption of our obligations on the notes and under the indenture by any successor Person might be deemed for U.S. federal income tax purposes to cause an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or possible loss for such purposes and possibly other adverse tax consequences to the beneficial owners. You should consult your tax advisors regarding the tax consequences of such an assumption.

Reports

We will be required to file with the trustee, within 30 days after we have filed the same with the SEC, copies of the annual reports and of the information, documents, and other reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act. Annual reports, information, documents and reports that are filed by us with the SEC via the EDGAR system or any successor electronic delivery procedure will be deemed to be filed with the trustee at the time such documents are filed via the EDGAR system or such successor procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such will not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants in the indenture.

Events of Default

Each of the following will constitute an event of default under the indenture with respect to the notes:

(1) a default in the payment of interest on the notes when due that continues for 30 days;

(2) a default in the payment of the principal of or any premium, if any, on the notes when due at their stated maturity, upon redemption, or otherwise;

(3) failure by us duly to observe or perform any other of the covenants or agreements in the indenture (other than a covenant or agreement in respect of the notes a default in whose observance or performance is elsewhere in this “—Events of Default” specifically dealt with), which failure continues for a period of 60 days, or, in the case of any reporting covenant, which failure continues for a period of 90 days, after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” has been given to us by the trustee, upon direction of holders of at least 25% in principal amount of then outstanding notes; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, shall be automatically extended by an additional 60 days so long as (i) such failure is subject to cure, and (ii) we are using commercially reasonable efforts to cure such failure; and

(4) certain events of bankruptcy, insolvency or reorganization affecting us.

In case an event of default specified in clause (1) or (2) above shall occur and be continuing with respect to the notes, holders of at least 25%, and in case an event of default specified in clause (3) above shall occur and be continuing with respect to the notes, holders of at least a majority, in aggregate principal amount of the notes then outstanding may declare the principal amount of all the notes then outstanding under the indenture to be due and payable immediately. If an event of default described in clause (4) above shall occur and be continuing then the principal amount of all the notes then outstanding under the indenture shall be and become due and payable immediately, without notice or other action by any holder or the trustee, to the full extent permitted by law.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then notes may direct the trustee in its exercise of any trust or power with respect to the notes. The indenture provides that the trustee may withhold notice to the holders of the notes of any default with respect to the notes (except in payment of principal of or interest or premium on the notes) if the trustee considers it in the interest of holders to do so.

Holders of not less than a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes, waive any past or existing default or event of default under the indenture and its consequences, except a continuing default (a) in the payment of principal of, or interest or premium, if any, on the notes or (b) in respect of a covenant or other provision of the indenture, which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture.

Book-Entry, Delivery and Form

The notes offered hereby will initially be issued in registered, global form without interest coupons (the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Only in the limited circumstances described below may beneficial interests in the Global Notes be exchanged for definitive notes in registered certificated form (“Certificated Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “—Exchange of Global Notes for Certificated Notes.” Notes will be issued at the closing of this offering only against payment in immediately available funds.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear’”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. WPX takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised WPX that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised WPX that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

DTC has advised WPX that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or WPX. Neither WPX nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and WPX and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised WPX that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of WPX, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies WPX that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, WPX fail to appoint a successor depositary within 90 days;

(2)	WPX, at its option but subject to DTC’s requirements, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing an Event of Default, and DTC notifies the Trustee of its decision to exchange such Global Note for Certificated Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

WPX will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. WPX will make all payments of principal, premium, if any, and interest with respect to Certificated Notes (i) to holders having an aggregate principal amount of $2,000,000 or less, by check mailed to such holder’s registered address or (ii) to holders having an aggregate principal amount of more than $2,000,000, by check mailed to such holder’s registered address or, upon application by a holder to the registrar not later than the relevant record date or in the case of payments of principal or premium, if any, not later than 15 days prior to the principal payment date, by wire transfer in immediately available funds to that holder’s account within the United States (subject to surrender of the Certificated Note in the case of payments of principal or premium), which application shall remain in effect until the holder notifies the registrar to the contrary in writing. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. WPX expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised WPX that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Board of Directors” means:

(1)	with respect to any corporation, the board of directors of the corporation or any authorized committee thereof;

(2)	with respect to a limited liability company, the managing member or managing members or board of directors, as applicable, of such limited liability company or any authorized committee thereof;

(3)	with respect to any partnership, the board of directors of the general partner of the partnership or any authorized committee thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law, regulation or executive order to close.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Subsidiaries of WPX) of WPX and its Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than WPX or its Subsidiaries);

(2)	the adoption of a plan relating or the liquidation or dissolution of WPX;

(3)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of WPX entitled to vote for members of the Board of Directors or equivalent governing body of WPX on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(4)	a majority of the members of the Board of Directors or equivalent governing body of WPX ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the date the notes were issued, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors).

“Commission” means the U.S. Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or any successor agency.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date:

(1)	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or

(2)	if the Quotation Agent obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of us and our Subsidiaries (less applicable reserves and other properly deductible items but including investments in non-consolidated persons) after deducting therefrom:

(1)	all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2)	the value of all goodwill, trade names, trademarks, patents, and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on our consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with GAAP.

“Domestic Subsidiary” means any Subsidiary of WPX that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States, as such are in effect on the date of the indenture.

“holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any specified Person, any obligation created or assumed by such Person, whether or not contingent, for the repayment of money borrowed from others or any guarantee thereof.

“International Subsidiary” means each Subsidiary of WPX other than a Domestic Subsidiary.

“Investment Grade Rating” means a rating equal to or higher than: (i) Baa3 (or the equivalent) by Moody’s; or (ii) BBB- (or the equivalent) by S&P, or, if either such entity ceases to rate the notes for reasons outside of WPX’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of ours in which we or any of our Subsidiaries owns any Capital Stock.

“Lien” means any mortgage, pledge, lien, security interest or other similar encumbrance.

“Moody’s” means Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. shall cease rating notes having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then “Moody’s” shall mean any other national recognized rating agency, other than S&P, that rates notes having a maturity at original issuance of at least one year and that shall have been designated by us.

“Non-Recourse Indebtedness” means any Indebtedness incurred by any Joint Venture or Non-Recourse Subsidiary which does not provide for recourse against us or any Subsidiary of ours (other than a Non-Recourse Subsidiary) or any property or asset of ours or any Subsidiary of ours (other than the Capital Stock or the properties or assets of a Joint Venture or Non-Recourse Subsidiary).

“Non-Recourse Subsidiary” means any Subsidiary of ours (i) whose principal purpose is to incur Non- Recourse Indebtedness and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association or joint venture created for such purpose (collectively, a “Business Entity”), (ii) who is not an obligor or otherwise bound with respect to any Indebtedness other than Non-Recourse Indebtedness, (iii) substantially all the assets of which Subsidiary or Business Entity are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Indebtedness or (y) Capital Stock in, or Indebtedness or other obligations of, one or more other Non-Recourse Subsidiaries or Business Entities and (iv) any Subsidiary of a Non-Recourse Subsidiary; provided that such Subsidiary shall be considered to be a Non-Recourse Subsidiary only to the extent that and for so long as each of the above requirements are met.

“Permitted International Debt” means Indebtedness of any International Subsidiary for which neither WPX nor any Domestic Subsidiary, directly or indirectly, provides any guarantee or other credit support and which is secured, if at all, only by pledges of or liens on assets (i) held by an International Subsidiary on the date of the indenture, (ii) acquired by an International Subsidiary from a Person not constituting an Affiliate or (iii) acquired by an International Subsidiary from WPX, any Domestic Subsidiary or other Affiliate on terms that, in the good faith judgment of WPX’s Board of Directors, are no less favorable to WPX or the relevant Domestic Subsidiary or other Affiliate than those that would have been obtained in a comparable transaction by WPX or such Domestic Subsidiary or other Affiliate with an unrelated Person or, if in the good faith judgment of WPX’s Board of Directors, no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to WPX or the relevant Domestic Subsidiary or other Affiliate from a financial point of view.

“Permitted Liens” means:

(1)	any Lien existing on any property at the time of the acquisition thereof and not created in contemplation of such acquisition by us or any of our Subsidiaries, whether or not assumed by us or any of our Subsidiaries;

(2)	any Lien existing on any property of a Subsidiary of ours at the time it becomes a Subsidiary of ours and not created in contemplation thereof and any Lien existing on any property of any Person at the time such Person is merged or liquidated into or consolidated with us or any Subsidiary of ours and not created in contemplation thereof;

(3)	purchase money and analogous Liens incurred in connection with the acquisition (including through merger, consolidation or other reorganization), development, construction, improvement, repair or replacement of property (including such Liens securing Indebtedness incurred within 12 months of the date on which such property was acquired, developed, constructed, improved, repaired or replaced); provided that all such Liens attach only to the property acquired, developed, constructed, improved, repaired or replaced and the principal amount of the Indebtedness secured by such Lien shall not exceed the gross cost of the property;

(4)	Liens on accounts receivable and related proceeds thereof arising in connection with a receivables financing and any Lien held by the purchaser of receivables derived from property or assets sold by us or any Subsidiary of ours and securing such receivables resulting from the exercise of any rights arising out of defaults on such receivables;

(5)	leases constituting Liens existing on the date of the indenture or thereafter existing and any renewals or extensions thereof;

(6)	any Lien securing industrial development, pollution control or similar revenue bonds;

(7)	Liens existing on the date of the indenture;

(8)	Liens in favor of us or any Subsidiary of ours;

(9)	Liens securing Indebtedness incurred to refund, extend, refinance or otherwise replace Indebtedness (“Refinanced Indebtedness”) secured by a Lien permitted to be incurred under the indenture; provided that the principal amount of such Refinanced Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest and reasonable expenses incurred therewith) at the time of refinancing;

(10)	Liens on any assets or properties, or pledges of the Capital Stock, of (a) any Joint Venture owned by us or any Subsidiary of ours or (b) any Non-Recourse Subsidiary, in each case only to the extent securing Non-Recourse Indebtedness of such Joint Venture or Non-Recourse Subsidiary;

(11)	Liens on the products and proceeds (including insurance, condemnation, and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property permitted by the indenture to be subject to Liens but subject to the same restrictions and limitations set forth in the indenture as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions, and rights secure only obligations that such property is permitted to secure);

(12)	any Liens securing Indebtedness neither assumed nor guaranteed by us or any Subsidiary of ours nor on which we or they customarily pay interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by us or such Subsidiary, which mortgage Liens do not materially impair the use of such property for the purposes for which it is held by us or such Subsidiary;

(13)	any Lien existing or hereafter created on any office equipment, data processing equipment (including computer and computer peripheral equipment) or transportation equipment (including motor vehicles, aircraft and marine vessels);

(14)	undetermined Liens and charges incidental to construction or maintenance;

(15)	any Lien created or assumed by us or any Subsidiary of ours on oil, gas, coal or other mineral or timber property owned or leased by us or any Subsidiary of ours to secure loans to us or our Subsidiary, for the purpose of developing such properties;

(16)	any Lien created by us or any Subsidiary of ours on any contract (or any rights thereunder or proceeds therefrom) providing for advances by us or such Subsidiary to finance oil, natural gas, hydrocarbon or other mineral exploration or development, which Lien is created to secure Indebtedness incurred to finance such advances;

(17)	any Lien granted in connection with a cash collateralization or similar arrangement to secure obligations of ours or any Subsidiary of ours to issuing banks in connection with letters of credits issued at the request of us or any Subsidiary of ours;

(18)	Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;

(19)	Liens arising under or from farm-out or farm-in agreements, carried working interest arrangements or agreements, joint operating agreements, unitization and pooling arrangements and agreements, royalties, overriding royalties, contracts for sales of oil, gas or other mineral interests, area of mutual interest agreements, division orders, joint ventures, partnerships and similar agreements relating to the exploration or development of, or production from, oil and gas properties incurred in the ordinary course of business;

(20)	Liens occurring in, arising from, or associated with Specified Escrow Arrangements;

(21)	Liens securing Permitted International Debt;

(22)	Liens not otherwise permitted so long as the aggregate outstanding principal amount of the Indebtedness secured thereby does not exceed $10,000,000 at any time; and

(23)	Liens in respect of production payments, forward sales and similar arrangements arising in connection with Indebtedness that is payable solely out of the proceeds of the sale of oil, natural gas, hydrocarbon or other minerals produced from the properties to which such Lien attaches.

Each of the foregoing paragraphs (1) through (23) shall also be deemed to permit (i) appropriate Uniform Commercial Code and other similar filings to perfect the Liens permitted by such paragraph and (ii) Liens on the products and proceeds (including insurance, condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, the property permitted to be encumbered under such paragraph, but subject to the same restrictions and limitations herein set forth as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions and rights secure only the specified obligations, and in the amount, that such property is permitted to secure).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

“Quotation Agent” means the Reference Treasury Dealer appointed as such agent by us.

“Rating Agencies” means Moody’s and S&P, or if S&P or Moody’s or both shall not make a rating on the notes publicly available (other than as a result of voluntary action, or inaction, on the part of WPX), a nationally recognized statistical rating agency or agencies, as the case may be, selected by WPX (as certified by a resolution of WPX’s Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means a decrease in the ratings of the notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the notes). Notwithstanding the foregoing, if the notes have an Investment Grade Rating by each of the Rating Agencies, then “Ratings Decline” means a decrease in the ratings of the notes by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of the notes by each of the Rating Agencies falls below an Investment Grade Rating on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the notes).

“Reference Treasury Dealer Quotations” means, with respect to any Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

“Reference Treasury Dealer” means each of (i) Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and RBS Securities Inc., unless any of such entities ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer; and (ii) any two other Primary Treasury Dealers selected by us.

“Specified Escrow Arrangements” means cash deposits at one or more financial institutions for the purpose of funding any potential shortfall in the daily net cash position of WPX or any of its Subsidiaries.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“S&P” means Standard & Poor’s Ratings Service or, if Standard & Poor’s Ratings Service shall cease rating notes having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then “S&P” shall mean any other national recognized rating agency, other than Moody’s, that rates notes having a maturity at original issuance of at least one year and that shall have been designated by WPX.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of the notes. This summary deals only with notes that are held as capital assets by non-U.S. holders that purchase the notes in this offering at the price indicated on the front cover of this prospectus supplement.

A non-U.S. holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a non-U.S. holder if you are a nonresident alien individual present (or treated as present) in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States, in either of which cases you should consult your tax adviser regarding the U.S. federal income tax consequences of owning or disposing of a note.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including Medicare contribution tax consequences, and the different consequences that may apply if you are subject to special treatment under the U.S. federal income tax laws (including if you are a “controlled foreign corporation,” “passive foreign investment company” or partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

Persons considering the purchase of notes should consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

U.S. Federal Withholding Tax

Subject to the discussion below concerning FATCA and backup withholding, U.S. federal withholding tax will not apply to any payment of principal or interest on the notes, provided that in the case of interest:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership; and

•	(1) you certify on a properly executed IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that you are not a United States person, or (2) you hold your notes through certain intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax unless a tax treaty applies or the interest payments are effectively connected with the conduct of a U.S. trade or business. If a tax treaty applies to you, you may be eligible for a reduction of or exemption from U.S. federal withholding tax. Interest payments that are effectively connected with the conduct of a trade or business by you within the United States (and, where an applicable tax treaty so provides, are also attributable to a U.S. permanent establishment maintained by you) are not subject to the U.S. federal withholding tax, but instead are subject to U.S. federal income tax, as described below under “U.S. Federal Income Tax.” To claim any exemption from or reduction of the 30% withholding tax, you should provide a properly executed Internal Revenue Service Form W-8BEN or W-8BEN-E claiming a reduction of or an exemption from withholding tax under an applicable tax treaty or a properly executed Internal Revenue Service Form W-8ECI stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

U.S. Federal Income Tax

Any gain, other than amounts attributable to accrued but unpaid interest which is taxable as set forth above, realized on the disposition of a note (including a redemption or retirement) will generally not be subject to U.S. federal income tax unless such gain is effectively connected with your conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by you).

If you are engaged in a trade or business in the United States and interest or gain on the notes is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, is attributable to a permanent establishment maintained by you within the United States), you will be subject to U.S. federal income tax (but not U.S. withholding tax assuming, in the case of interest, a properly executed Form W-8ECI is provided) on such interest or gain on a net income basis in generally the same manner as if you were a U.S. person. In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Backup Withholding and Information Reporting

Generally, we must report to the Internal Revenue Service and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty or other intergovernmental agreement.

Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of the notes and you may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

FATCA Legislation

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of U.S.-source interest and, after December 31, 2016, on sales or redemption proceeds paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax adviser regarding the effects of FATCA on your investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement by and among us and the underwriters named below, for whom Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and RBS Securities Inc. are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, severally and not jointly, the principal amount of the notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC	$
Citigroup Global Markets Inc.
RBS Securities Inc.
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Credit Agricole Securities (USA) Inc.
Scotia Capital (USA) Inc.
RBC Capital Markets, LLC
BBVA Securities Inc.
BOSC, Inc.
Credit Suisse Securities (USA) LLC
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.

Total	$

The underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to approval of legal matters by counsel and certain other conditions. Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the notes, then they are obligated to purchase all of the notes.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the public offering price and other selling terms to dealers may be changed. The underwriters may offer and sell notes through certain of their affiliates.

We have agreed not to offer or sell any of our debt securities (other than the notes) for a period of 45 days after the date of this prospectus supplement without the prior written consent of Wells Fargo Securities, LLC.

We estimate that the total expenses of this offering to be paid by us, excluding underwriting discounts, will be approximately $1.4 million.

In connection with this offering and in compliance with applicable law, the underwriters may engage in over-allotment, stabilizing and syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

•	The underwriters may also effect transactions which stabilize, maintain or otherwise affect the market price of the notes at levels above those which might otherwise prevail in the open market.

•	Such transactions may include placing bids for the notes or effecting purchases of the notes for the purpose of pegging, fixing or maintaining the price of the notes.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected in the over-the-counter market or otherwise. The underwriters are not required to engage in any of these activities and such activities, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The notes are offered for sale only in those jurisdictions where it is legal to offer them. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

There is no public market for the notes. The notes will not be listed on any securities exchange or included in any automated quotation system. The underwriters have advised us that, following completion of the offering of the notes, they intend to make a market in the notes, as permitted by applicable law. The underwriters are not obligated, however, to make a market in the notes, and may discontinue any market-making activities at any time without notice, in their sole discretion. If the underwriters cease to act as a market-maker for the notes for any reason, there can be no assurance that another firm or person will make a market in the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for these notes.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, the Exchange Act or other Federal or state statutory law or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

Other Relationships

Certain of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform services for us and our affiliates in the ordinary course of business. An affiliate of Citigroup Global Markets Inc. serves as administrative agent under our credit facility. Additionally, affiliates of each of the underwriters are lenders under our credit facility and accordingly will receive a portion of the proceeds from this offering pursuant to the repayment of borrowings under our credit facility.

Certain of the underwriters or their respective affiliates have a lending relationship with us, and as a result, certain of these underwriters or their respective affiliates routinely hedge and certain of those underwriters or their respective affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of our assets, securities or instruments and the underwriters may at any time hold, or recommend to clients that they should acquire long and/or short positions of our assets, securities and instruments.

Conflicts of Interest

Affiliates of each of the underwriters are lenders under our credit facility. Because affiliates of Wells Fargo Securities, LLC, Citigroup Global Markets Inc., RBS Securities Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Credit Agricole Securities (USA) Inc. and Scotia Capital (USA) Inc. will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under the credit facility, such underwriters are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121, which requires, among other things, that a “qualified independent underwriter” has participated in the preparation of, and has exercised the usual standards of “due diligence” with respect to, the registration statement and this prospectus supplement. RBC Capital Markets, LLC has agreed to act as qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. RBC Capital Markets, LLC will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify RBC Capital Markets, LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. Pursuant to FINRA Rule 5121, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., RBS Securities Inc., Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Credit Agricole Securities (USA) Inc. and Scotia Capital (USA) Inc. will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder.

Notice to Investors

United Kingdom

This prospectus supplement and the accompanying prospectus have not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 (“FSMA”) and are, accordingly, only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”); or (ii) high net worth companies and other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) to any other person to whom they may otherwise lawfully be communicated or made in accordance with the Financial Promotion Order (all such persons together being referred to as “relevant persons”).

The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any notes which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to the issuers.

EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, provided that no such offer of notes shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the notes on behalf of us. Various legal matters relating to the offering will be passed on for the underwriters by Latham  & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of WPX Energy, Inc. appearing in WPX Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Approximately 99 percent of our year-end 2013 U.S. proved reserves estimates included in WPX Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 were audited by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the audit of such estimates is incorporated by reference into this prospectus supplement upon the authority of said firm as an expert in these matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN

DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy our reports filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http:// www.wpxenergy.com/investors. However, except for our filings with the SEC that are incorporated by reference into this prospectus supplement, the information on or accessible through our website is not a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013 from our Definitive Proxy Statement on Schedule 14A for our 2014 Annual Meeting of Stockholders, filed with the SEC on April 9, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 7, 2014 and August 6, 2014 respectively; and

•	our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on January 10, 2014, January 24, 2014, February 19, 2014, March 19, 2014, March 21, 2014, May 2, 2014, May 15, 2014, May 28, 2014, May 29, 2014, July 31, 2014 and September 3, 2014.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus supplement and prior to the sale of all the shares covered by this prospectus supplement. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

All of our reports and corporate governance documents may also be obtained without charge by contacting Investor Relations, WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172.

PROSPECTUS

WPX Energy, Inc.

DEBT SECURITIES

We may from time to time offer to sell our debt securities. The debt securities may consist of debentures, notes or other types of debt.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in our debt securities involves risks. See “Risk Factors” on page 2 of this prospectus and “Item 1A—Risk Factors” beginning on page 27 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference herein, as well as the “Risk Factors” section of any applicable prospectus supplement or any document incorporated by reference herein, and the other information incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 3, 2014

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as any accompanying prospectus supplement, any documents incorporated by reference herein or therein and any applicable free writing prospectus. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the related matters.

You should rely only on the information provided in this prospectus and any prospectus supplement, together with any information incorporated by reference. We have not authorized any person to provide you with any additional or different information. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell our securities in any jurisdiction where an offer or sale is not permitted.

You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein by reference is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus and any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after this prospectus or any accompanying prospectus supplement. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus or any accompanying prospectus supplement (or any document previously incorporated by reference herein or therein) will supersede the information in this prospectus or any accompanying prospectus supplement (or such document previously incorporated by reference herein or therein).

In this prospectus, except as otherwise indicated or as the context otherwise requires, “WPX,” “we,” “our,” “the Company” and “us” refer to WPX Energy Inc., a Delaware corporation, and (unless the context otherwise requires) all of its subsidiaries.

RISK FACTORS

Investing in our securities involves risk. You should review carefully the risks described under “Item 1A—Risk Factors” beginning on page 27 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference herein, as well as the “Risk Factors” section of any applicable prospectus supplement or any document incorporated by reference herein, and the other information incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information that you should consider before investing in our debt securities. You should read the entire prospectus carefully, including the risks related to our business and investing in our securities discussed in “Item 1A—Risk Factors” beginning on page 27 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference herein and the other information and documents incorporated by reference into this prospectus, including our consolidated financial statements and related notes thereto.

Overview

We are an independent natural gas and oil exploration and production company engaged in the exploitation and development of long-life unconventional properties. We are focused on profitably exploiting our significant natural gas reserves base and related natural gas liquids (“NGLs”) in the Piceance Basin of the Rocky Mountain region, and on developing and growing our oil positions in the Williston Basin in North Dakota and the San Juan Basin in the southwestern United States. Our other areas of domestic operations include natural gas plays in the Appalachian Basin in Pennsylvania, the San Juan Basin, and the Powder River Basin in Wyoming. In addition, we own a 69 percent controlling ownership interest in Apco Oil and Gas International Inc. (“Apco”), which holds oil and gas concessions in Argentina and Colombia and trades on the NASDAQ Capital Market under the symbol “APAGF.” Our international interests make up approximately 3 percent of our total proved reserves. In consideration of this percentage, unless specifically referenced herein, the information included in this section relates only to our domestic activity.

We have built a geographically diverse portfolio of natural gas and oil reserves through organic development and strategic acquisitions. Our proved reserves at December 31, 2013 were 4,905 billion cubic feet of gas equivalent (“Bcfe”), comprised of 4,762 Bcfe in domestic reserves and 143 Bcfe in net international reserves. As of December 31, 2013, our domestic reserves reflect a mix of 76.2 percent natural gas, 13.0 percent crude oil and 10.8 percent NGLs. During 2013, we replaced our domestic production for all commodities at a rate of 162 percent. For oil alone, we replaced 547 percent of our oil production. Our Piceance Basin operations form the majority of our proved reserves and current production, providing a low-cost, scalable asset base.

We report financial results for two segments, our domestic segment and our international segment. Our international segment primarily consists of Apco. Except as otherwise specifically noted, either by a reference to Apco or to other international operations, the following description of our business is focused on our domestic segment, which is our dominant segment and which is central to an understanding of our business taken as a whole.

Our principal areas of operation are the Piceance Basin, Williston Basin, San Juan Basin, Appalachian Basin, Powder River Basin and, through our ownership of Apco, Colombia and Argentina.

Our principal executive office is located at 3500 One Williams Center, Tulsa, Oklahoma 74172. Our telephone number is 855-979-2012. We maintain an Internet site at www.wpxenergy.com. Except for our filings with the SEC that are incorporated by reference into this prospectus, the information on or accessible through our website is not a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and in any prospectus supplement include forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.

All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.

Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved natural gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Acquisitions or divestitures;

•	Seasonality of our business; and

•	Natural gas, NGLs and crude oil prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this prospectus or the documents incorporated by reference herein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas and oil reserves), market demand, volatility of prices and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign exchange and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities, litigation and rate proceedings;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers;

•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	Risks associated with future weather conditions;

•	Acts of terrorism; and

•	Additional risks described in our filings with the Securities and Exchange Commission.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. Forward-looking statements speak only as of the date they are made. We disclaim any obligation to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in or incorporated by reference in this prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities that may be offered hereby for our general corporate purposes, which may include repayment of indebtedness, acquisitions, working capital, capital expenditures and repurchases of our common stock. Pending any specific application, we may initially invest funds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30, 2014		Year Ended December 31,
			2013		2012		2011		2010		2009
Ratio of earnings to fixed charges	(a	)	(b	)	(c	)	(d	)	(e	)	3.65

The ratio of earnings to fixed charges has been computed by dividing (i) income (loss) from continuing operations before income taxes and equity earnings, (ii) fixed charges and (iii) distributed income of equity-method investees, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investees less capitalized interest by fixed charges. Fixed charges consist of interest accrued, including proportionate share from 50% owned investees and unconsolidated majority-owned investees and rental expense in an amount deemed to be representative of the interest factor.

(a)	Earnings were inadequate to cover fixed charges by $154 million.
(b)	Earnings were inadequate to cover fixed charges by $1,867 million.
(c)	Earnings were inadequate to cover fixed charges by $370 million.
(d)	Earnings were inadequate to cover fixed charges by $240 million.
(e)	Earnings were inadequate to cover fixed charges by $909 million.

DESCRIPTION OF DEBT SECURITIES

We may offer the debt securities from time to time as senior debt. The debt securities will be issued under the indenture to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the indenture are also governed by certain provisions of the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The debt securities may be issued from time to time in one or more series. The particular terms of each series which is offered by a prospectus supplement will be described in the related prospectus supplement.

We have summarized the material terms of the indenture below. The indenture has been filed as an exhibit to the registration statement. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.” You should read the indenture for provisions that may be important to you. Whenever we refer in this prospectus or in the related prospectus supplement to particular sections or defined terms contained in the indenture, those sections or defined terms are incorporated by reference in this prospectus or the related prospectus supplement, as applicable.

General

The indenture provides that debt securities in separate series may be issued by us from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest. The debt securities will be unsecured obligations of our company.

A prospectus supplement will set forth the following terms of, and information relating to, the debt securities:

(1) the title of the debt securities;

(2) any initial limit upon the aggregate principal amount of the series (subject to our ability to issue additional notes under any series);

(3) the date or dates on which the principal and premium, if any, of the debt securities is payable;

(4) the rate or rates, or the method of determination of rates, at which the debt securities will bear interest, if any, the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable and, if other than as set forth in the indenture, the record dates for the determination of holders to whom interest is payable;

(5) in addition to the office or agency of in the Borough of Manhattan, The City of New York, any other place or places where the principal of, and premium, if any, and any interest on the debt securities will be payable;

(6) the specified currency of the debt securities;

(7) the currency or currencies in which payments on the debt securities are payable, if other than the specified currency;

(8) the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

(9) our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price at which or procedures by which and the period or periods within which and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

(10) if other than minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which the debt securities will be issuable;

(11) if other than the principal amount thereof, the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;

(12) if the principal of or interest on the debt securities are to be payable, at our election or a holder thereof, in a coin or currency other than the specified currency, the period or periods within which, and the terms and conditions upon which, such election may be made;

(13) if the amount of payments of principal of and interest on the debt securities may be determined with reference to an index based on a coin or currency other than the specified currency, the manner in which such amounts shall be determined;

(14) any addition to, or modification of, any events of default with respect to the debt securities, and whether any such additional or modified events of default shall be subject to covenant defeasance;

(15) if other than the rate of interest stated in the title of the debt securities, the applicable overdue rate;

(16) in the case of any series of non-interest bearing debt securities, the applicable dates for purposes of furnishing the trustee the list of names and addresses of the holders of the debt securities in compliance with the indenture;

(17) if other than The Bank of New York Mellon Trust Company, N.A. is to act as trustee for the debt securities, the name and principal office of such trustee;

(18) if either or both of legal defeasance and covenant defeasance provisions of the indenture do not apply to the debt securities;

(19) if applicable, that the debt securities shall be issuable in whole or in part in the form of one or more global securities and, in such case, the name of the respective depositaries for such global securities, the form of any legend or legends which shall be borne by any such global security in addition to or in lieu of those set forth in the indenture and any circumstances in addition to or in lieu of those set forth in the indenture in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof;

(20) any addition to, or modification of, any covenants set forth in the indenture with respect to the debt securities, and whether any such additional or modified covenant shall be subject to covenant defeasance; and

(21) any other terms of the debt securities.

If a series of debt securities is denominated in a currency or currency unit other than U.S. dollars, the prospectus supplement will specify the denomination in which the debt securities will be issued and the coin or currency in which the principal and any premium or interest on those debt securities will be payable. In addition, special U.S. federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement.

The debt securities may be sold at a substantial discount below their principal amount. Special U.S. federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement.

Merger, Consolidation and Sale of Assets

The indenture provides that we may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of our Subsidiaries (as defined in the indenture) (taken as a whole) in one or more related transactions to another Person (as defined in the indenture), unless:

(1) either: (a) we are the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person formed, organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes by supplemental indenture, in form reasonably satisfactory to the trustee, executed by the successor person and delivered to the trustee, the due and punctual payment of the principal of and any premium and interest on the debt securities outstanding thereunder and the performance of all of our obligations under the indenture and the debt securities outstanding thereunder;

(3) we or the Person formed by or surviving any such merger will deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture (if any) comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been complied with; and

(4) immediately after giving effect to such transaction, no event of default or event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing.

Upon any consolidation by us with or our merger into any other Person or Persons where we are not the survivor or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties and assets and the properties and assets of our Subsidiaries (taken as a whole) to any Person or Persons in accordance herewith, the successor Person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor Person had been named as WPX therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the indenture and the debt securities.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

An assumption of our obligations on the debt securities and under the indenture by any successor Person might be deemed for U.S. federal income tax purposes to cause an exchange of the debt securities for new debt securities by the beneficial owners thereof, resulting in recognition of gain or possible loss for such purposes and possibly other adverse tax consequences to the beneficial owners. You should consult your tax advisors regarding the tax consequences of such an assumption.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

(1) a default in the payment of interest on the debt securities of such series when due that continues for 30 days;

(2) a default in the payment of the principal of or any premium, if any, on the debt securities of such series when due at their stated maturity, upon redemption, or otherwise;

(3) default in the making or satisfaction of any sinking fund payment or analogous obligation as and when the same shall become due and payable by the terms of the debt securities of such series;

(4) failure by us duly to observe or perform any other of the covenants or agreements in the indenture (other than a covenant or agreement in respect of the debt securities of such series a default in whose observance or performance is elsewhere in this “—Events of Default” specifically dealt with), which failure continues for a period of 60 days, or, in the case of any reporting covenant, which failure continues for a period of 90 days, after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” has been given to us by the trustee, upon direction of holders of at least 25% in principal amount of then outstanding debt securities of such series; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, shall be automatically extended by an additional 60 days so long as (i) such failure is subject to cure, and (ii) we are using commercially reasonable efforts to cure such failure;

(5) certain events of bankruptcy, insolvency or reorganization affecting us; and

(6) any other event of default provided with respect to debt securities of that series.

In case an event of default specified in clause (1), (2) or (3) above shall occur and be continuing with respect to the debt securities of such series, holders of at least 25%, and in case an event of default specified in clause (4) or (6) (unless, in the case of clause (6), otherwise provided for in the applicable series of debt securities) above shall occur and be continuing with respect to the debt securities of such series, holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding may declare the principal amount of all the debt securities of such series outstanding under the indenture to be due and payable immediately. If an event of default described in clause (5) above shall occur and be continuing then the principal amount of all the debt securities of such series then outstanding under the indenture shall be and become due and payable immediately, without notice or other action by any holder or the trustee, to the full extent permitted by law.

Holders of the debt securities may not enforce the indenture or the debt securities except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding debt securities of such series may direct the trustee in its exercise of any trust or power with respect to the debt securities of such series. The indenture provides that the trustee may withhold notice to the holders of debt securities of any such series of any default with respect to the debt securities of such series (except in payment of principal of or interest or premium on the debt securities of such series) if the trustee considers it in the interest of holders to do so.

Holders of not less than a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of such series, waive any past or existing default or event of default under the indenture and its consequences, except a continuing default (a) in the payment of principal of, or interest or premium, if any, on the debt securities of such series or (b) in respect of a covenant or other provision of the indenture, which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of such series.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture.

Modification and Amendment

The indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment voting as a single class. We may not make any of the following modifications or amendments to the indenture without the consent of the holder of each outstanding debt security of such series affected by the modification or amendment:

(1) change the stated maturity of the principal of, or scheduled date for the payment of any installment of interest on, any debt security;

(2) reduce the principal amount of, the rate of interest payable on, or any premium payable upon the redemption of, any debt security;

(3) change the place of payment for any debt security or the currency in which the principal of, or any premium or interest on, any debt security is payable;

(4) impair or affect the right to institute suit for the enforcement of any payment of principal, premium, or interest on or with respect to any debt security on or after the date that such payment has become due and payable;

(5) with respect to the debt securities of a series the terms of which provide for the making and consummation of an offer to repurchase such debt securities in connection with a change of control (as defined in such terms), amend, change or modify our obligation to make and consummate such offer to repurchase after the related change of control has occurred, including amending, changing or modifying any definition relating thereto; or

(6) reduce the percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for any supplemental indenture amending or modifying the indenture or any waiver (of certain defaults and their consequences) provided for in the indenture or reduce the requirements contained in the indenture for quorum or voting.

A supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has been included expressly and solely for the benefit of one or more particular series of debt securities, or that modifies the rights of holders of debt securities of such series with respect to such covenant or other provision, are deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture provides that we and the trustee may, at any time and from time to time, without the consent of any holders of the debt securities of any series, enter into one or more supplemental indentures, in form satisfactory to the trustee, for any of the following purposes:

(1) to evidence the succession of another person to us, and the assumption by any such successor of our covenants in the indenture and the debt securities;

(2) to add to our covenants for the benefit of the holders of all or any series of the debt securities (as shall be specified in such supplemental indenture or indentures) or to surrender any right or power in the indenture conferred on us;

(3) to establish the forms or terms of the debt securities;

(4) to evidence and provide for acceptance of appointment of a successor trustee under the indenture with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

(5) to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture, or to make any other provisions with respect to matters or questions arising under such indenture; provided that no such action pursuant to this clause (4) shall adversely affect the interests of the holders of the debt securities of any series then outstanding in any material respect;

(6) to add any additional events of default with respect to all or any series of debt securities (as shall be specified in such supplement indenture);

(7) to supplement any of the provisions of the indenture to such extent as shall be necessary for the defeasance and discharge of any series of debt securities pursuant to “—Discharge, Legal Defeasance and Covenant Defeasance”; provided that any such action shall not adversely affect the interests of any holder of any outstanding debt security of such series or any other debt security in any material respect;

(8) to add guarantees in respect of the debt securities of one or more series and to provide for the terms and conditions of release thereof;

(9) to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities of one or any series any property or assets and to provide for the terms and conditions of any release thereof;

(10) to provide for definitive securities in addition to or in place of global securities;

(11) to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture;

(12) to add to, change or eliminate any of the provisions of the indenture or any indentures supplemental thereto in respect of one or more series of debt securities; provided that any such addition, change or elimination (i) shall not apply to, or modify the rights of any holder of, any such debt securities created prior to the execution of such supplemental indenture, or (ii) shall become effective only when no debt securities created prior to the execution of such supplemental indenture are outstanding;

(13) to conform the text of the indenture or the debt securities of any series to any provision of the applicable description thereof in the related prospectus or prospectus supplement to the extent that such provision, in our good faith judgment, was intended to be a recitation of a provision of the indenture or such debt securities; or

(14) to make any other change that does not adversely affect the rights of holders of outstanding debt securities in any material respect.

Discharge, Legal Defeasance and Covenant Defeasance

The indenture provides that we may satisfy and discharge our obligations under the debt securities of any series and the indenture if:

(1) either:

(a) all debt securities of such series previously authenticated and delivered have been delivered to the trustee for cancellation, except mutilated, lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us or discharged from such trust; or

(b) all such debt securities of such series not delivered to the trustee for cancellation have become due and payable, mature within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption and we irrevocably deposit or cause to be deposited in trust with the trustee, as trust funds solely for the benefit of the holders, for such purpose, money in an amount sufficient or governmental obligations, the scheduled payments of principal of and interest on which shall be sufficient, or a combination thereof that shall be sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee, which opinion need be given only if governmental obligations have been so deposited) without consideration of any reinvestment to pay and discharge the entire indebtedness on such then outstanding debt securities of such series to maturity or earlier redemption, as the case may be; and

(2) we pay or cause to be paid all other sums payable by us under such indenture with respect to outstanding debt securities of such series; and

(3) we deliver to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Notwithstanding such satisfaction and discharge, our obligations to compensate and indemnify the trustee and our and the trustee’s obligations to hold funds in trust and to apply such funds pursuant to the terms of the indenture with respect to the debt securities of such series, with respect to issuing temporary debt securities of such series, with respect to the registration, transfer and exchange of debt securities of such series, with respect to the replacement of mutilated, destroyed, lost or stolen debt securities of such series and with respect to the maintenance of an office or agency for payment with respect to the debt securities of such series, shall in each case survive such satisfaction and discharge.

The indenture provides that (i) we will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of such series, and the provisions of the indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“defeasance”) and (ii) we may, with respect to debt securities of such series, omit to comply with the covenants under “—Merger, Consolidation or Sale of Assets,” and (unless otherwise set forth therein) any additional covenants described in the applicable prospectus supplement, and such omission shall be deemed not to be an event of default under clause (3) of the first paragraph of “—Events of Default and Remedies” with respect to the debt securities of such series (“covenant defeasance”) and provided that the following conditions shall have been satisfied:

(1) we have irrevocably deposited or caused to be deposited in trust with the trustee as trust funds solely for the benefit of the holders of such debt securities of such series, money in an amount sufficient or government obligations, the scheduled payments of principal of and interest on which shall be sufficient, or a combination thereof that shall be sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on such then outstanding debt securities of such series to maturity or earlier redemption, as the case may be;

(2) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

(3) no event of default or event which with notice or lapse of time would become an event of default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit (other than an event of default resulting from non-compliance with any covenant from which WPX is released upon effectiveness of such defeasance or covenant defeasance as applicable);

(4) we shall have delivered to the trustee an opinion of counsel as described in the indenture to the effect that: the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred;

(5) we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance or covenant defeasance have been complied with; and

(6) if the debt securities of such series are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or provision therefor satisfactory to the trustee shall have been made.

Notwithstanding a defeasance or covenant defeasance with respect to the debt securities of such series, our obligations with respect to the following will survive until otherwise terminated or discharged under the terms of the indenture or until no debt securities of such series are outstanding:

(1) the rights of holders to receive payments in respect of the principal of, interest on or premium, if any, on such debt securities of such series when such payments are due from the trust referred in clause (1) in the preceding paragraph;

(2) the issuance of temporary debt securities, the registration, transfer and exchange of debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and holding payments in trust with respect to the debt securities;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

(4) the defeasance provisions of the indenture.

No Personal Liability

None of any affiliate, director, officer, partner, employee, incorporator, manager or owner of our Capital Stock (as defined in the indenture), as such, will have any liability for any of our obligations under the debt securities of any series, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities of such series by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities of such series. The waiver may not be effective to waive liabilities under the federal securities laws.

Notices

Notices to holders of the debt securities of any series will be given by mail to the addresses of such holders as they appear in the security register.

Reports

We will be required to file with the trustee, within 30 days after we have filed the same with the SEC, copies of the annual reports and of the information, documents, and other reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act. Annual reports, information, documents and reports that are filed by us with the SEC via the EDGAR system or any successor electronic delivery procedure will be deemed to be filed with the trustee at the time such documents are filed via the EDGAR system or such successor procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such will not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants in the indenture.

Title

We or the trustee may treat the registered owner of any registered debt security as the owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. The indenture is subject to the provisions of the Trust Indenture Act that are required to be a part of the indenture and shall, to the extent applicable, be governed by those provisions.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. If the trustee becomes a creditor of ours, the indenture limits its right to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding debt securities of a series, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to the debt securities of such series, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities of a series, unless such holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

PLAN OF DISTRIBUTION

We may offer and sell these debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

LEGAL MATTERS

The validity of the debt securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements of WPX Energy, Inc. appearing in WPX Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Approximately 99 percent of our year-end 2013 U.S. proved reserves estimates included in WPX Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2013 were audited by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the audit of such estimates is incorporated by reference into this prospectus upon the authority of said firm as an expert in these matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy our reports filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http:// www.wpxenergy.com/investors. However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on or accessible through our website is not a part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013 from our Definitive Proxy Statement on Schedule 14A for our 2014 Annual Meeting of Stockholders, filed with the SEC on April 9, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 7, 2014 and August 6, 2014 respectively; and

•	our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on January 10, 2014, January 24, 2014, February 19, 2014, March 19, 2014, March 21, 2014, May 2, 2014, May 15, 2014, May 28, 2014, May 29, 2014, July 31, 2014 and September 3, 2014.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus and prior to the sale of all the shares covered by this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All of our reports and corporate governance documents may also be obtained without charge by contacting Investor Relations, WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172.

$500,000,000

WPX Energy, Inc.

    % Senior Notes due 2024

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Wells Fargo Securities	Citigroup	RBS
Barclays	BofA Merrill Lynch	J.P. Morgan

Joint Lead Managers

Credit Agricole CIB	Scotiabank	RBC Capital Markets

Co-Managers

BBVA	BOSC, Inc.	Credit Suisse	MUFG
Mizuho Securities	SMBC Nikko		US Bancorp

September     , 2014